EXHIBIT 99.1

ESCROW AGREEMENT

This Escrow Agreement, dated this 1st day of September, 2010 (the “Escrow Agreement”), is entered into by and among AMN Healthcare Services, Inc., a Delaware corporation (“Buyer”), GSUIG, L.L.C., a Delaware limited liability company, in its capacity as the representative (the “Representative,” and together with AMN, the “Parties,” and individually, a “Party”), and Wells Fargo Bank, National Association, as escrow agent (“Escrow Agent”).

RECITALS

A. Buyer, Nightingale Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), Nightingale Acquisition, LLC, a Delaware limited liability company, the sole member of which is Buyer (“LLC Sub”), NF Investors, Inc., a Delaware corporation (the “Company”), and the Representative have entered into an Agreement and Plan of Merger, dated as of July 28, 2010 (as amended from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation, and then immediately after the Merger, the Company will merge with and into LLC Sub, with LLC Sub as the surviving entity.

B. Pursuant to the Merger Agreement, certain holders of shares of Company Preferred Stock, Preferred Warrants and Preferred Options (the “Stockholders”), as part of the consideration to be received for their shares of capital stock of the Company, will receive, among others, shares of Series A Preferred Stock, par value $0.01 per share, of Buyer (“Buyer Series A Preferred Stock”), a portion of which is to be deposited into escrow with the Escrow Agent as provided for hereby.

C. The Merger Agreement contemplates that (i) a portion of the shares of Buyer Series A Preferred Stock to be held in escrow by the Escrow Agent as provided for herein shall be utilized to secure the obligations of the Stockholders of the Company to Buyer with respect to certain purchase price adjustments and appraisal claims, if any, and (ii) a portion of the shares of Buyer Series A Preferred Stock to be held in escrow by the Escrow Agent as provided for herein shall be utilized to secure the indemnification obligations of the Stockholders of the Company under the Merger Agreement, if any, in each case as contemplated by Sections 3.4, 3.6 and 11.3 of the Merger Agreement and as set forth in this Escrow Agreement.

D. The Parties desire to establish the terms and conditions pursuant to which the escrow will be established and maintained.

E. Capitalized terms used in this Escrow Agreement and not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE I

ESCROW DEPOSIT

Section 1.1 Receipt of the Buyer Series A Preferred Stock. Pursuant to Section 3.6 of the Merger Agreement, at the Closing, Buyer shall deposit, or cause to be deposited, with the Escrow Agent 1,727,272.7 shares of Buyer Series A Preferred Stock registered in the name of the Escrow Agent, in its capacity as escrow agent (together with, if applicable, the shares of Buyer Common Stock (as defined below) into which such shares of Buyer Series A Preferred Stock are converted (as described in Section 1.2), the “Initial Escrow Shares”).

Section 1.2 Conversion of Shares of Buyer Series A Preferred Stock. As provided in Section 6(b) of the Certificate of Designations of the shares of Buyer Series A Preferred Stock (the “Certificate of Designations”), on the Mandatory Conversion Date (as defined in the Certificate of Designations), if any, each share of Buyer Series A Preferred Stock then held by the Escrow Agent shall be converted automatically with no further action required to be taken by Buyer, the Representative or the Escrow Agent into shares of common stock, par value $0.01 per share, of Buyer (“Buyer Common Stock”) and Buyer shall deposit, or cause to be deposited, with the Escrow Agent such number of shares of Buyer Common Stock into which the shares of Buyer Series A Preferred Stock then held by the Escrow Agent are converted (in accordance with the terms of the Certificate of Designations) to be registered in the name of the Escrow Agent, in its capacity as escrow agent.

Section 1.3 Dividends and Distributions on Initial Escrow Shares.

(a) If at any time prior to the full and complete release of all Initial Escrow Shares Buyer shall issue or otherwise distribute additional shares of capital stock of Buyer (including shares issued upon a stock spilt, stock dividend, stock distribution, reclassification, recapitalization, combination or similar change affecting shares of Buyer Common Stock) in respect of the Initial Escrow Shares or any other securities then held by the Escrow Agent, (the “New Escrow Shares”, and together with the Initial Escrow Shares, the “Escrow Shares”), Buyer shall promptly notify the Escrow Agent in writing of such issuance or distribution of the New Escrow Shares and shall deliver such New Escrow Shares to the Escrow Agent to be registered in the name of the Escrow Agent, in its capacity as escrow agent.

(b) Notwithstanding anything to the contrary contained in this Escrow Agreement and as contemplated by Section 4(a) of the Certificate of Designations, Buyer shall deposit with the Escrow Agent any dividends or distributions payable pursuant to Section 4(a) of the Certificate of Designations with respect to the Escrow Shares then held by the Escrow Agent, if any, and upon receipt by the Escrow Agent of joint written instructions of the Parties, the Escrow Agent shall deliver such dividends or distributions to the Representative promptly (and in any event, within 24 hours) and upon receipt thereof the Representative shall deliver such dividends or distributions directly to the Stockholders of the Company pro rata based on their respective Consideration Percentages (as contemplated by the Merger Agreement). The Parties acknowledge that if any dividend or distribution is received by the Escrow Agent in the form of cash, the Escrow Agent will have no duty to invest such dividend or distribution.

(c) Notwithstanding anything to the contrary contained in this Escrow Agreement and as contemplated by Section 4(b) of the Certificate of Designations, Buyer shall deposit with the Escrow Agent any dividends or distributions payable pursuant to Section 4(b) of the Certificate of Designations with respect to the Escrow Shares then held by the Escrow Agent, if any, and upon receipt by the Escrow Agent of joint written instructions of the Parties, the Escrow Agent shall deliver such dividends or distributions to the Representative promptly (and in any event, within 24 hours) and upon receipt thereof the Representative shall deliver such dividends or distributions directly to the Stockholders of the Company pro rata based on their respective Consideration Percentages (as contemplated by the Merger Agreement). The Parties acknowledge that if any dividend or distribution is received by the Escrow Agent in the form of cash, the Escrow Agent will have no duty to invest such dividend or distribution.

Section 1.4 Voting of the Escrow Shares. At any time and from time to time after receipt of the Stockholder Approval, all voting rights with respect to the Escrow Shares may be exercised by the Stockholders of the Company, in each case, based on their respective Consideration Percentages of the Escrow Shares. The Escrow Agent, as the record holder the Escrow Shares, shall deliver from time to time to the Representative such proxies, proxy statements and other proxy solicitation materials as may have been received by the Escrow Agent from Buyer. The Representative shall (i) deliver from time to time to the Stockholders of the Company all such materials received from the Escrow Agent (ii) use commercially reasonable efforts to obtain the instructions of the Stockholders of the Company with respect to the voting of their respective shares of Buyer Series A Preferred Stock and (iii) shall deliver such instructions in writing to the Escrow Agent. Upon receipt of such written instructions from the Representative, the Escrow Agent shall vote the Escrow Shares in accordance with the instructions of the Stockholders of the Company. For avoidance of doubt, the Escrow Agent shall not vote any Escrow Share in respect of voting instructions which have not been received.

Section 1.5 Valuation of the Escrow Shares. The Parties acknowledge that for purposes of determining the number of Escrow Shares to be distributed by the Escrow Agent (to be reflected in the applicable joint instructions of the Parties) as provided in this Escrow Agreement, each Escrow Share shall be deemed to have a value of $11.00 (as adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock), reorganization, recapitalization, reclassification or similar change with respect to Buyer Common Stock or Buyer Series A Preferred Stock).

Section 1.6 Escrow Agent. The Escrow Agent hereby agrees to act as an escrow agent and to hold, safeguard and distribute the Escrow Shares pursuant to the terms and conditions of this Escrow Agreement and with at least the same degree of care that the Escrow Agent exercises with respect to other similar escrow property. The Escrow Agent shall have no liability in the event of any mistake, delay or failure to act on the part of the stock transfer agent for the Escrow Shares. Except as expressly provided in this Escrow Agreement, the Escrow Shares may not be transferred, sold or otherwise disposed of by the Escrow Agent. By its execution and delivery of this Escrow Agreement, the Escrow Agent acknowledges receipt of the Initial Escrow Shares.

Section 1.7 Distributions to the Representative. In the case of distribution by the Escrow Agent of any portion of the Escrow Shares to the Representative for further distribution to Stockholders of the Company, any joint written instructions hereunder shall specify the names in which the distributed shares are to be registered and the number of Escrow Shares to be distributed to each Stockholder of the Company, and Parent and the Representative shall cooperate to cause the registration of such Escrow Shares in book-entry form in the name of such Stockholders of the Company.

Section 1.8 Distributions of the Escrow Shares. The Escrow Agent will continue to hold the Escrow Shares in its possession until authorized to make distributions as indicated in this Section 1.8 and Section 1.9 of this Escrow Agreement:

(a) In accordance with Section 3.4(c) of the Merger Agreement, if an Accounting Firm determines that the Adjustment Amount is less than five percent (5%) greater or lower than the Adjustment Amount determined by Buyer, then, upon the receipt by the Escrow Agent of joint written instructions of the Parties, a number of Escrow Shares equal to the quotient obtained by dividing (i) the amount of the fees, costs and expenses of such Accounting Firm, by (ii) $11.00 (as adjusted pursuant to Section 1.5 of this Escrow Agreement) shall be distributed to Buyer.

(b) In accordance with Section 3.4(d) of the Merger Agreement, if the Final Adjustment Amount is less than the estimated Adjustment Amount set forth in the Pre-Closing Statement, then, upon the receipt by the Escrow Agent of joint written instructions of the Parties, a number of Escrow Shares equal to the quotient obtained by dividing (i) the excess of the estimated Adjustment Amount set forth in the Pre-Closing Statement over the Final Adjustment Amount, by (ii) $11.00 (as adjusted pursuant to Section 1.5 of this Escrow Agreement) shall be distributed to Buyer.

(c) In accordance with Sections 3.5 and 11.2(c) of the Merger Agreement, if any holder of capital stock of the Company exercises or purports to exercise appraisal rights with respect to any capital stock of the Company pursuant to Section 262 of the Delaware General Corporation Law, then, upon the receipt by the Escrow Agent of joint written instructions of the Parties, a number of Escrow Shares equal to the quotient obtain by dividing (i) an amount equal to all Losses incurred by the Buyer Indemnified Parties as a result of such exercise or purported exercise of appraisal rights with respect to any capital stock of the Company by (ii) $11.00 (as adjusted pursuant to Section 1.5 of this Escrow Agreement) shall be distributed to Buyer.

(d) On each occasion on which any of the Buyer Indemnified Parties has a valid claim for Losses pursuant to Article VII and Article XI of the Merger Agreement, then, upon receipt by the Escrow Agent of joint written instructions of the Parties, a number of Escrow Shares equal to the quotient obtained by dividing (i) an amount equal to all Losses incurred by the Buyer Indemnified parties as a result of any agreed upon or finally determined indemnification claim pursuant to Article VII and Article XI of the Merger Agreement by (ii) $11.00 (as adjusted pursuant to Section 1.5 of this Escrow Agreement) shall be distributed to Buyer.

Section 1.9 Release of Escrow Shares.

(a) In accordance with Sections 11.3(b) and 11.3(e) of the Merger Agreement, on the date following the later of (i) the date on which a final determination of the Final Adjustment Amount is made (as contemplated by the Merger Agreement) and (x) a distribution pursuant to Section 1.8(b) of this Escrow Agreement is made to Buyer or (y) Buyer delivers to the Exchange Agent, for distribution to the Stockholders, shares of Buyer Series A Preferred Stock pursuant to Section 3.4(d) of the Merger Agreement and (ii) the earlier of (x) the date on which no holder of capital stock of Company has any appraisal rights and any outstanding appraisal claims have been fully resolved and (y) the date on which executed transmittal letters with respect to all outstanding Capital Stock of the Company have been delivered to the Exchange Agent, and upon the receipt by the Escrow Agent of joint written instructions of the Parties, a number of Escrow Shares, if any, equal to (A) 272,727.27 (as adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock), reorganization, recapitalization, reclassification or similar change with respect to Buyer Common Stock or Buyer Series A Preferred Stock) less (B) any Escrow Shares distributed to Buyer pursuant to Sections 1.8(a), (b) and (c) shall be distributed to the Representative for distribution to the Stockholders of the Company pro rata based on their Consideration Percentage (as contemplated by the Merger Agreement).

(b) In accordance with Sections 11.3(c) and 11.3(e) of the Merger Agreement, on the date that is the 24th-month anniversary of the Closing Date (the “Expiration Date”) and upon receipt by the Escrow Agent of joint written instructions of the Parties, a number of Escrow Shares equal to all Escrow Shares then held by the Escrow Agent less such number of Escrow Shares necessary to satisfy any unresolved claims for indemnification made by the Buyer Indemnified Parties prior to the Expiration Date (based on a value of $11.00 per Escrow Share (as adjusted pursuant to the Merger Agreement)) shall be distributed to the Representative for distribution to the Stockholders of the Company pro rata based on their Consideration Percentage (as contemplated by the Merger Agreement).

(c) In accordance with Section 11.3(d) and 11.3(e) of the Merger Agreement, once all claims for indemnification made by the Buyer Indemnified Parties shall have been resolved and, upon the receipt by the Escrow Agent of joint written instructions of the Parties, the appropriate amount, if any, of Escrow Shares are distributed to the Buyer in order to satisfy all the unresolved claims referred to in Section 1.9(b) of this Escrow Agreement, then upon receipt by the Escrow Agreement of joint written instructions of the Parties, all Escrow Shares then held by the Escrow Agent shall be distributed to the Representative for distribution to the Stockholders of the Company pro rata based on their Consideration Percentage (as contemplated by the Merger Agreement).

Section 1.10 Termination. This Escrow Agreement shall terminate and be of no further force and effect on the date on which all of the Escrow Shares shall have been disbursed in accordance with this Escrow Agreement; provided, however that the provisions of Section 1.11(b), 3.1 and 3.2 of this Escrow Agreement shall survive such termination.

Section 1.11 Tax Matters.

(a) For purposes of federal and other taxes based on income, all Escrow Shares will be treated as owned by the Stockholders of the Company (proportionately based on their Percentage Consideration). The Stockholders of the Company will report all income, gain, loss, credit or deduction, if any, that is earned on, derived from or attributable to, the Escrow Shares as their respective income, gain, loss, credit or deduction, in the taxable year or years in which such income tax item is properly includible and pay any taxes attributable thereto.

(b) If applicable, to the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of the Escrow Shares, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Shares. Notwithstanding the immediately preceding sentence, the Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Shares unless such tax, late payment, interest, penalty or other expense was directly caused by gross negligence, bad faith or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.11(b) of the Escrow Agreement is in addition to the indemnification provided in Section 3.1 of the Escrow Agreement and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

ARTICLE II

DUTIES OF THE ESCROW AGENT

Section 2.1 Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement (including, without limitation, disbursement of the Escrow Shares and the dividends or distributions pursuant to Sections 1.3(b) and (c) of this Escrow Agreement), which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement (and any instructions given by the Parties to the Escrow Agent pursuant to this Escrow Agreement), whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto (other than this Escrow Agreement and any instructions given by the Parties to the Escrow Agent pursuant to this Escrow Agreement). This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of any other agreement.

Section 2.2 Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all out-of-pocket reasonable and documented compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3 Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the written direction or written consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons listed in Exhibit A-1 and Exhibit A-2, as applicable, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 to this Escrow Agreement.

Section 2.4 No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE III

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1 Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable and documented attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent from and after the date hereof, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the fraud, bad faith, willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement. As between Buyer and the Representative, Buyer, on the one hand, and the Representative, on the other hand, shall bear fifty percent (50%) of the cost of any indemnification hereunder and each agrees to contribute such amount as may be necessary to give effect to this provision. The Parties and the Escrow Agent agree that neither the payment by Buyer or the Representative of any claim by the Escrow Agent for indemnification hereunder shall impair, limit, modify, or affect, as between Buyer and the Representative, the respective rights and obligations of Buyer, on the one hand, and the Representative, on the other hand, under the Merger Agreement or applicable law.

Section 3.2 Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3 Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Shares and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4 Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid by Buyer. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable and documented out-of-pocket fees and expenses of one firm of outside counsel, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Shares with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Shares.

Section 3.5 Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Shares until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Shares, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Shares, in which event the Escrow Agent shall be authorized to disburse the Escrow Shares in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Shares and shall be entitled to recover reasonable and documented out-of-pocket attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6 Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7 Attachment of Escrow Shares; Compliance with Legal Orders. In the event that any Escrow Shares shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Shares, the Escrow Agent is hereby expressly authorized, after consultation with legal counsel, to respond to or to comply with all writs, orders or decrees so entered or issued which are binding upon it (as advised by such legal counsel), whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8 Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2 Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Shares escheat by operation of law.

Section 4.3 Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Buyer:

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, CA 92130

Attention: General Counsel

Telephone: (858) 509-3508

Facsimile: (866) 893-0682

If to the Representative:

GSUIG, L.L.C.

200 West Street, 28th Floor

New York, NY 10282

Attention: Kevin Jordan

Telephone: (212) 902-1000

Facsimile: (212) 357-5505

If to the Escrow Agent:

Wells Fargo Bank, National Association

1445 Ross Avenue, 2nd Floor

Dallas, Texas 75202

Attention: Amy Perkins; Corporate, Municipal and Escrow Solutions-MAC T5303-022

Telephone: (214) 740-1315

Facsimile: (214) 777-4086

Section 4.4 Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

Section 4.5 Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding between the Parties, on the one hand, and the Escrow Agent, on the other hand, related to the Escrow Shares.

Section 4.6 Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7 Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8 Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9 Counterparts. This Escrow Agreement may be executed in one or more counterparts (and by facsimile or portable document format (pdf) transmission), each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

AMN HEALTHCARE SERVICES, INC.

By:	/s/ Susan R. Salka
Name:	Susan R. Salka (fka Nowakowski)
Title:	President & CEO

GSUIG, L.L.C.

By:	/s/ Martin Chavez
Name:	Martin Chavez
Title:	Attorney-in-fact

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:	/s/ Amy C. Perkins
Name:	Amy C. Perkins
Title:	Vice President

EXHIBIT A-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of AMN Healthcare Services, Inc. and are authorized to initiate and approve transactions of all types for the escrow shares under the Escrow Agreement to which this Exhibit A-1 is attached, on behalf of AMN Healthcare Services, Inc.

Name / Title	Specimen Signature

Susan Rochelle Salka (fka Nowakowski)	/s/ Susan R. Salka
Name	Signature

President and Chief Executive Officer
Title

Bary G. Bailey	/s/ Bary G. Bailey
Name	Signature

Chief Financial Officer, Chief Accounting Officer and Treasurer
Title

Denise L. Jackson	/s/ Denise L. Jackson
Name	Signature

Sr. Vice President, General Counsel and Secretary
Title

A-1-1

EXHIBIT A-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of GSUIG L.L.C. and are authorized to initiate and approve transactions of all types for the escrow shares under the Escrow Agreement to which this Exhibit A-2 is attached, on behalf of GSUIG L.L.C.

Name / Title	Specimen Signature

Martin Chavez	/s/ Martin Chavez
Name	Signature

Attorney-in-Fact
Title

Kevin Jordan	/s/ Kevin Jordan
Name	Signature

Attorney-in-Fact
Title

A-2-1

EXHIBIT B

FEES OF ESCROW AGENT

B-1